PRESS RELEASE

Spokane, Washington – 16 August, 2005

IDAHO GENERAL MINES, INC.

Trading Symbol: IGMI.OB (OTC:BB)

Idaho General

Announces Phase 2 Mining Plans for Its World-Class Mount Hope Molybdenum Project

MINE LIFE DOUBLED TO OVER 60 YEARS; TOTAL MOLYBDENUM PRODUCTION TO EXCEED 1.2 BILLION POUNDS

August 16, 2005 – Spokane, Washington – IDAHO GENERAL MINES, INC. (OTC BB:IGMI.OB) (“Idaho General Mines, Inc. or the “Company”) announced today the addition of a second phase, Phase 2 mining plan, for its Mount Hope Molybdenum Project in central Nevada. This plan enlarges and deepens the open pit mining plan of Phase 1 announced by the Company on April 25.  Mount Hope is one of the largest molybdenum-porphyry deposits in the world and, once in operation, will represent the first large-scale, high-grade, primary molybdenum mine to be placed into production in the United States in over two decades. The operating plan document, to be submitted to the regulators as the formal initiation of the NEPA permitting process, will now include both mining phases and final processing of stockpiles. This brings the total production period to about 63 years.

As announced previously, the Company’s Mount Hope feasibility study indicates robust project economics throughout its expected lifetime.  Phase 1 mining plans are based upon building of a 40,000 metric tonne (44,000-ton) per day operation that produces an average 28.5 million pounds of molybdenum annually at projected cash costs of about $3.40 per pound for its first 20 years of operation.  During Phase 1, 580 million pounds of molybdenum will be recovered from 300 million tonnes (330 million tons) of mined ore grading 0.098-percent molybdenum.  In the first five years of operation, the plan forecasts an average 34 million pounds of annual molybdenum production from higher grade ore grading 0.12-percent.

The integration of Phase 2 mining plans at Mount Hope further enhances the project by doubling its operating life from 30 years to over 60 years and increasing expected life-of-mine molybdenum production from 700 million to about 1,280 million pounds (approx. 1.3 billion pounds).  Phase 2 mining will be accomplished by deepening the Phase 1 open pit by 930 feet, allowing the extraction of nearly a half-billion additional tonnes of ore grading 0.063-percent molybdenum, resulting in an additional 576 million pounds over 33 years (years 21 to 53).  As in the Phase 1 study, processing of lower-grade stockpiled ore will complete the final ten years of operation, from year 54 to year 63, resulting in about 127 million pounds of molybdenum.

The feasibility study demonstrates that both Phase 1 and Phase 2 mining plans at Mount Hope result in robust economics using a conservative molybdenum price forecast of $7 per pound.  The current market price for molybdenum is just under $30 per pound.

Initial capital costs at Mount Hope are estimated at about $400 million. This figure includes construction costs for roasting facilities that will produce technical-grade molybdenum oxide (TMO), an end product that can be shipped directly to the stainless steel and specialty metal alloy markets worldwide. The Phase 2 plan relies entirely on Phase 1 infrastructure and will thus require no additional capital facilities costs.

The updated mining plans for Mount Hope make thorough use of data generated by prior exploration efforts, including 165 drill holes totaling 230,000 feet, primarily by Exxon Minerals Company.  Idaho General has access to the extensive drill database as well as feasibility studies, environmental studies, and all drill core.

Idaho General has commenced the permitting process at Mount Hope and has retained SRK as its principal environmental contractor.  Permitting, which allows construction to start, is expected to take approximately two years following the submittal of a Plan of Operation to the U.S. Bureau of Land Management (BLM). Mine construction is expected to take approximately two additional years with initial production targeted for early-2009.

As announced on August 9, Idaho General has retained Wachovia Securities to investigate all options available to the Company with the objective of maximizing shareholder value, including a sale or merger of Idaho General or other transactions designed to realize the value of its mineral properties, including Mount Hope.

Idaho General Mines, Inc. is an American mineral exploration company specializing in advanced-stage molybdenum projects. Idaho General controls 100 percent of the Mount Hope deposit in central Nevada which contains one of the largest molybdenum-porphyry deposits in the world, a nearly one billion ton ore body that extensive drilling and 2005 feasibility studies indicate will produce over 1.2-billion pounds of recoverable molybdenum during its 63-year lifetime. The Company’s positive feasibility study proposes a 40,000-tonne (44,000 ton) per day operation to produce 28.5 million pounds of molybdenum annually at cash costs of about $3.40 per pound for its first twenty years.  The Idaho General portfolio contains additional advanced-stage, high-potential molybdenum, copper, and gold projects throughout the western United States. Idaho General is led by a highly-qualified technical and financial management team and its stock trades on the OTC Bulletin Board under the symbol “IGMI”. (To satisfy the modern convention, the company’s feasibility uses metric tonnes. A metric tonne is 2204.6 lbs where as a short ton is 2000 lbs). The company’s web site is www.idahogeneralmines.com.

Statements made which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements. Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.